Exhibit 99.1

                       Canterbury Park Holding Corporation
                         Announces First Quarter Results

    SHAKOPEE, Minn.--(BUSINESS WIRE)--May 11, 2006--Canterbury Park Holding Corporation (AMEX:ECP) today announced results for the first quarter ended March 31, 2006.
    The Company earned net income of $1,162,647 on revenues of $12,154,767 for the three months ended March 31, 2006, compared to net income of $1,080,428 on revenues of $11,722,555 for the same period in 2005. Diluted earnings per share for the first quarter of 2006 were $.27 compared to $.26 for the same period last year. Further results for the first three months of 2006 are presented in the table below.
    Revenues in the first quarter of 2006 increased 3.7% over the quarter ended March 31, 2005. This increase is primarily due to a 4.5% increase in Card Club revenues in the first quarter to $7.8 million from $7.4 million for the same period in 2005. The Card Club revenue increase reflects a 7.3% increase from poker games due to the addition of three tables and the continued popularity of televised poker tournaments, offset by a 1.1% revenue decrease from casino games mainly due to the reduction of three tables in the casino games room. In addition, pari-mutuel revenues increased 3.3% to $3.0 million in the first quarter from $2.9 million for the same period in 2005. This increase reflects more favorable weather conditions at the East Coast tracks simulcast at the Racetrack, compared to the first quarter of 2005 when persistently poor weather conditions led to the cancellation of a significant number of races. However, this increase was partially offset by growing competition from Internet wagering on simulcast racing. Operating expenses increased $373,330 in the first quarter, a 3.8% increase compared to the same period in 2005, reflecting increased salary and benefits costs due to the $1 per hour increase to the minimum wage mandated by the State of Minnesota, as well as enhanced benefits and the implementation of SFAS 123R accounting for stock based employee compensation.
    Randy Sampson, Canterbury Park's President commented: "We are pleased to have achieved an increase in first quarter net income despite growing competition from the Internet and Native American casinos. We are also optimistic as we look forward to the 2006 live racing season, which began on Saturday, May 6th with new single day records in attendance and on-track handle. To enhance the patron experience, we are offering new fan education opportunities and improved point of wagering access, as well as an upgrade to our website and improvements to the amenities in our existing card room."

    About Canterbury Park:

    Canterbury Park Holding Corporation owns and operates Canterbury Park Racetrack, Minnesota's only pari-mutuel horse racing facility. The Company's 69-day 2006 live race meet began on May 6th and ends September 4, 2006. In addition, the Company is authorized under Minnesota law to host "unbanked" card games. Canterbury Park's Card Club operates 24 hours a day, seven days a week, and receives collection revenues from 34 poker tables, and 16 tables offering a variety of card games. The Company also conducts year-round wagering of simulcast horse racing and hosts a variety of other entertainment and special events at its facility in Shakopee, Minnesota. For more information about the Company please visit us at www.canterburypark.com.

    Cautionary Statement: From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, the Company may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans which are typically preceded by the words "believes," "expects," "anticipates," "intends" or similar expressions. For such forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in federal securities laws. Shareholders and the investing public should understand that such forward-looking statements are subject to risks and uncertainties which could affect our actual results, and cause actual results to differ materially from those indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to: material fluctuations in attendance at the Racetrack, material changes in the level of wagering by patrons, decline in interest in the unbanked card games offered at the Card Club, competition from other venues offering unbanked card games, competition from other sports and entertainment options, increases in costs associated with our efforts to obtain legislative authority for additional gaming options, increases in compensation and employee benefit costs; increases in the percentage of revenues allocated for purse fund payments; higher than expected expense related to new marketing initiatives; the impact of wagering products and technologies introduced by competitors; legislative and regulatory decisions and changes; the general health of the gaming sector; and other factors that are beyond our ability to control or predict.


                 CANTERBURY PARK HOLDING CORPORATION'S
                     SUMMARY OF OPERATING RESULTS
                              (UNAUDITED)


                                          Three Months   Three Months
                                             Ended          Ended
                                         March 31, 2006 March 31, 2005
                                         -------------- --------------

Operating Revenues                         $12,154,767    $11,722,555


Operating Expenses                         $10,168,704     $9,795,375

Income from Operations                      $1,986,063     $1,927,180


Non-Operating Income, net                      $53,084        $17,368

Income before Income Tax Expense            $2,039,147     $1,944,548


Income Tax Expense                            $876,500       $864,120


Net Income                                  $1,162,647     $1,080,428

Basic Net Income Per Common Share                $0.29          $0.28

Diluted Net Income Per Common Share              $0.27          $0.26


    CONTACT: Canterbury Park Holding Corporation
             Randy Sampson, 952-445-7223